Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

of Howard Bancorp, Inc.

We hereby consent to the incorporation by reference in the registration statement on Form S-3 and the related prospectus to be filed on July 17, 2017 by Howard Bancorp, Inc. of our report dated March 29, 2016 relating to the consolidated financial statements of Howard Bancorp, Inc. included in Howard Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland

July 17, 2017

Suite 200, 809 Glen Eagles Court      Baltimore, Maryland 21286  ●  410-823-8000  ●  1-800-686-3883  ●  Fax: 410-296-4815  ●  www.stegman.com

Members of